EXHIBIT 99.3



                             EXHIBIT 1.A.(5)(d)

                           Wealth Protector Rider



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                     AUSA LIFE INSURANCE COMPANY, INC.
                             (A STOCK COMPANY)

                      Home Office: Purchase, New York
                 Administrative Office: Clearwater, Florida

                           WEALTH PROTECTOR RIDER

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IN THIS RIDER, the Joint Insureds are named on Page 3 of the Policy. AUSA Life
Insurance Company, Inc. will be referred to as We, Our or Us.

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BENEFIT. We will pay to the Beneficiary the Face Amount of this Rider as shown on Page 4 of the Policy upon the death of the Surviving Insured when we receive proof that both Joint Insureds died while this Rider is in force.

CONSIDERATION. This Rider is issued in consideration of:

1.   the application for this Rider; and
2.   the payment of the Initial Premium.

INCONTESTABILITY AND SUICIDE. The Incontestability and Suicide Provisions of the Policy also apply to the Face Amount of this Rider.

TERMINATION. This Rider will terminate on the earliest of:

1.   the date this Policy terminates;
2.   the fourth Anniversary of this Policy;
3.   the Monthiversary on which this Rider is terminated by Written Notice.

GENERAL. This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

The monthly deduction for this Rider, for each of the 48 policy months this Rider is in force, is shown on Page 4 of the Policy.

EFFECTIVE DATE. This Rider becomes effective on the same date as the Policy unless a later date is shown here.

                    AUSA LIFE INSURANCE COMPANY, INC.


                         /s/ WILLIAM H. GEIGER

                                Secretary